Exhibit 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2011 THIRD QUARTER REPORT

Dear Shareholder:

As we quickly approach the busiest time of the year for the retail industry, we remain committed to achieving our 2011 goals and initiatives, most importantly positioning our company for future growth.  We are pleased to report that strong leasing momentum has continued and we anticipate that it should continue into 2012.  The annualized base rent impact from leases signed but not yet commenced totals over $9.7 million as of September 30, 2011.  Below are a few highlights from the third quarter of this year:

•                  Continued strong leasing performance with the execution of 136 new and renewal leases for approximately 833,000 square feet, bringing our year to date leasing traction to over 2.8 million square feet in the retail operating portfolio.

•                  Renewed 81 percent of the leases expiring in the third quarter 2011 within the retail operating portfolio.

•                  Refinanced, repaid and extinguished $124.5 million in debt bringing our year to date refinancing efforts to $554.1 million.

•                  Sold a non-core industrial property of over one million square feet for a gross sales price of $48.6 million, resulting in a gain of $12.9 million.

•                  Partially sold a 654,200 square foot multi-tenant retail property in Austin, Texas to our RioCan joint venture for a sales price of $110.8 million resulting in net proceeds of $39.9 million.

•                  Contributed $3.2 million to our RioCan joint venture, representing our share of the purchase price net of closing costs, for the acquisition of a multi-tenant retail property in Houston, Texas.

•                Increased the quarterly distribution to shareholders for the eighth consecutive quarter, declaring a third quarter 2011 distribution of $0.06375 per share totaling declared distributions for the year of over $89.2 million.

•                  Generated $128.4 million in cash flow from operations for the nine months ended September 30, 2011.

Our Annual Meeting of Stockholders was held on October 11, 2011 where stockholders voted to approve the election of all of the nominees for the board of directors, the compensation paid to our named executive officers, as disclosed in the Company’s proxy statement for the 2011 annual meeting, and an advisory vote on executive compensation on an annual basis.  We appreciate you taking the time to vote on such important business matters. The Annual Meeting of Stockholders Presentation is available in the Investor Relations section of our website at www.inlandwestern.com.

As previously communicated, we continue to pursue the initial listing of our existing common stock on a national securities exchange; however, we cannot guarantee that such a listing will occur nor provide any guidance regarding a potential share price or the timing of such an event. We appreciate your continued support of Inland Western and would like to remind you to visit www.inlandwestern.com for updated company information.  If you have any questions, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661. On behalf of Inland Western, I wish you and your family a very happy and healthy holiday season.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
President and Chief Executive Officer

Please read information regarding “Forward-looking statements” on the reverse side of this page.

The statements and certain other information contained herein, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “should,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that could cause actual results to differ materially from those projected, including the risks that are detailed in the sections of our most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors.”